Align Technology President and CEO Thomas M. Prescott to Retire -- Joseph M. Hogan Joins Company as New President and CEO Effective June 1, 2015

Prescott to Remain on Board of Directors

SAN JOSE, CA -- (Marketwired - March 26, 2015) - Align Technology, Inc. (NASDAQ: ALGN) today announced that Thomas M. Prescott will retire as president and CEO effective June 1, 2015. Effective the same date, Joseph M. Hogan will join the Company as president, CEO and director. Under Prescott's leadership Align achieved record revenues, net income, and increased shareholder value significantly. During this period, Align's annual revenue grew from $69.7 million to $761.7 million, annual earnings per share grew from a loss of ($1.52) to a profit of $1.77, and its market capitalization grew from $240 million to $4.4 billion. Mr. Prescott will continue to serve on Align's board of directors.

"On behalf of Align Technology's board of directors, I want to congratulate Tom and thank him for the tremendous contributions he has made during his 13 years of leadership at Align, and acknowledge the enduring impact he's had on our customers, employees, and shareholders," said Ray Larkin, Align Technology chairman. "Tom's vision and focused execution have enabled the Company's significant progress in the evolution of digital dentistry and we are grateful that he will continue in his role as a board member. While there is rarely an ideal time for a CEO to retire, Tom has established a strong executive team and we are confident that they will continue to affect its positive momentum through this change."

"I am extremely proud of everything Align has accomplished, and as I have said many times, Align's best days are still ahead," said Thomas M. Prescott, Align Technology president and CEO. "I am confident that under Joe's leadership, Align will continue its strong history of innovation and execution to deliver above industry average growth rates in every geography we serve. Our business remains very healthy and we expect first quarter Invisalign case volume to be at the high-end to slightly above our guidance range."

Continued Larkin, "We are very excited that Joe is joining the Align team. He has successfully managed multi-billion dollar global operations across multiple industry platforms including healthcare, technology and industrial that will serve Align well as we scale the Company and continue our rapid growth and expansion. There is tremendous potential for further transformation in this industry and his experience will help ensure Align stays at the forefront of innovation and fully leverages its significant opportunities to reach the next level of market leadership worldwide."

"This is an exciting time in Align's history as the leader in clear aligners and the emerging technology innovator in digital dentistry," said Joseph M. Hogan, Align Technology incoming president and CEO. "I look forward to working with this well established team and building on the tremendous organic growth opportunities."

Mr. Hogan is an accomplished chief executive with extensive experience in healthcare and technology. Most recently, he served as CEO of Zurich-based ABB Ltd., a $40 billion global power and automation company with 140,000 employees. During his five years at ABB, Hogan grew revenues from $32 billion to $40 billion. Prior to ABB, Hogan spent more than 25 years at GE including eight years as the CEO of GE Healthcare. Half of his tenure as CEO of GE Healthcare was based in the U.S. and the other half was based in London, England. At GE Healthcare Hogan drove significant geographic and market portfolio expansion and grew revenues from $7 billion to $16 billion over an 8-year period. Mr. Hogan has a bachelor's degree in business and economics from Geneva College and a master's degree in business management from Robert Morris University.

Forward Looking Statement
This news release contains forward-looking statements, including statements by Mr. Larkin and Mr. Prescott regarding their confidence in Align's ability to maintain positive momentum through this change and to continue to deliver above industry growth rates, as well as statements regarding expected case volume for the first quarter of 2015. Forward-looking statements contained in this news release relating to expectations about future events or results are based upon information available to Align as of the date hereof. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. As a result, actual results may differ materially and adversely from those expressed in any forward-looking statement. Factors that might cause such a difference include, but are not limited to, difficulties predicting customer and consumer purchasing behavior, the willingness and ability of our customers to maintain and/or increase utilization in sufficient numbers, continued customer demand for our existing and new products, changes in consumer spending habits as a result of, among other things, prevailing economic conditions, levels of employment, salaries and wages and consumer confidence, the timing of case submissions from our doctors within a quarter, acceptance of our products by consumers and dental professionals, competition from existing and new competitors, and the loss of key personnel. These and other risks are detailed from time to time in Align's periodic reports filed with the Securities and Exchange Commission, including, but not limited to, its Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which was filed with the Securities and Exchange Commission on February 26, 2015. Align undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

Align Web Cast and Conference Call
Align management will host a conference call today, March 26, 2015 at 4:30 p.m. ET, 1:30 p.m. PT to discuss this announcement. The conference call will also be web cast live via the Internet. To access the web cast, go to the "Events & Presentations" section under Company Information on Align's Investor Relations web site at http://investor.aligntech.com. To access the conference call, please dial 201-689-8261 approximately fifteen minutes prior to the start of the call. An archived audio web cast will be available beginning approximately one hour after the call's conclusion and will remain available for approximately 3 months. Additionally, a telephonic replay of the call can be accessed by dialing 877-660-6853 with conference number 13605612 followed by #. For international callers, please dial 201-612-7415 and use the same conference number referenced above. The telephonic replay will be available through 5:30 p.m. ET on April 2, 2015.

About Align Technology, Inc.
Align Technology is the leader in modern clear aligner orthodontics that designs, manufactures and markets the Invisalign® system, which provides dental professionals with a range of treatment options for adults and teenagers. Align also offers the iTero 3D digital scanning system and services for orthodontic and restorative dentistry. Align was founded in March 1997 and received FDA clearance to market the Invisalign system in 1998. Visit www.aligntech.com for more information.

For additional information about the Invisalign system or to find an Invisalign provider in your area, please visit www.invisalign.com. For additional information about the iTero 3D digital scanning system, please visit www.itero.com.

Investor Relations Contact
Shirley Stacy
Align Technology, Inc.
(408) 470-1150
sstacy@aligntech.com

Press Contact
Shannon Mangum Henderson
Ethos Communication, Inc.
(678) 261-7803
align@ethoscommunication.com